Exhibit 99.1

Nelnet Reports Second Quarter 2011 Results

-	Base net income of $1.04 per share for the quarter
-	Tuition payment processing and campus commerce revenue increased 15 percent
-	Revenue from government servicing contract increased $5.8 million to $11.9 million
-	Third quarter dividend of $0.10 per share

LINCOLN, Neb., August 9, 2011 -- Nelnet (NYSE: NNI) today reported base net income of $50.0 million, or $1.04 per share, for the second quarter of 2011, compared with $58.3 million, or $1.17 per share, for the same quarter a year ago. For the six months ended June 30, 2011, the company reported base net income of $106.7 million, or $2.21 per share, compared with $114.2 million, or $2.30 per share, for the same period in 2010. Base net income in 2010 excludes restructuring charges.

"The second quarter of 2011 showed progress toward core objectives and strong results,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We are focused on growing our core businesses of loan servicing, payment processing, education planning, and loan financing; driving diversification; enhancing the customer experience; and operating with financial discipline as we grow."

Growing our core and driving diversification

During the second quarter of 2011, revenue from Nelnet's tuition payment processing and campus commerce business increased $2.0 million from the second quarter of 2010, or 15 percent, to $14.8 million. The company’s K-12 tuition payment processing business increased the number of private, faith-based schools it works with by approximately 8 percent, or more than 370 schools, through the acquisition of school contracts from Tuition Management Systems on June 30, 2011.

In September 2009, Nelnet began servicing student loans for the Department of Education (Department) under a contract that will increase the company's fee-based revenue as the servicing volume increases. At June 30, 2011, the company was servicing $38.8 billion of loans for 2.7 million borrowers on behalf of the Department, compared with $12.9 billion of loans for 1.5 million borrowers on June 30, 2010. Revenue from this contract increased to $11.9 million for the second quarter of 2011, up from $6.1 million for the same period a year ago.

The company's enrollment services revenue decreased to $32.3 million in the second quarter of 2011, from $35.4 million in the second quarter of 2010. Enrollment services revenue is being affected by the current regulatory uncertainty in the for-profit college industry which has caused schools to decrease their marketing spending.

Maximizing the value of existing portfolio

At June 30, 2011, net student loan assets were $23.2 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company believes will generate significant future cash flow in excess of $1.6 billion.

Historically low interest rates are continuing to provide the company opportunities to generate substantial near-term value and cash flow from its student loan portfolio. For the second quarter of 2011, Nelnet reported net interest income of $88.7 million, compared with $97.4 million for the same period a year ago.

In July 2011, the company purchased the residual interest in $1.9 billion of federal student loans from an affiliate of Greystone & Co., Inc., increasing its student loan assets to more than $25.0 billion.

Operating with financial discipline

Operating expenses decreased $7.7 million, or 7.1 percent, to $100.6 million in the second quarter of 2011, from $108.2 million in the second quarter of 2010.  Over time, the company anticipates increasing operating expenses with discipline to support revenue growth in its fee-based businesses.

GAAP net income

Nelnet reported GAAP net income for the second quarter of 2011 of $37.1 million, or $0.76 per dilutive share, compared with $50.0 million, or $0.99 per dilutive share, for the second quarter of 2010. For the first six months of 2011, the company reported GAAP net income of $92.0 million, or $1.89 per dilutive share, compared with $104.3 million, or $2.08 per dilutive share for the same period in 2010.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors approves dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on September 15, 2011, to shareholders of record at the close of business on September 1, 2011. Nelnet currently has 37.0 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding and liquidity requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws and regulations; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter of 2011.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$146,827	147,347	167,902	294,174	318,950
Amortization of loan premiums and deferred origination costs	(7,893)	(9,989)	(12,549)	(17,882)	(28,630)
Investment interest	856	726	1,304	1,582	2,305
Total interest income	139,790	138,084	156,657	277,874	292,625

Interest expense:
Interest on bonds and notes payable	51,054	52,307	59,243	103,361	110,102

Net interest income	88,736	85,777	97,414	174,513	182,523
Less provision for loan losses	5,250	3,750	6,200	9,000	11,200

Net interest income after provision for loan losses	83,486	82,027	91,214	165,513	171,323

Other income (expense):
Loan and guaranty servicing revenue	37,389	35,636	36,652	73,025	73,046
Tuition payment processing and campus commerce revenue	14,761	19,369	12,795	34,130	30,177
Enrollment services revenue	32,315	33,868	35,403	66,183	68,674
Software services revenue	4,346	4,777	5,499	9,123	9,843
Other income	6,826	6,492	8,496	13,318	15,756
Gain on sale of loans and debt repurchases	—	8,307	8,759	8,307	18,936
Derivative market value and foreign currency adjustments	(16,813)	1,116	(7,231)	(15,697)	(3,126)
Derivative settlements, net	(3,522)	(4,152)	(3,377)	(7,674)	(5,800)
Total other income	75,302	105,413	96,996	180,715	207,506

Operating expenses:
Salaries and benefits	42,881	43,912	40,962	86,793	81,606
Cost to provide enrollment services	22,140	22,839	24,111	44,979	46,136
Depreciation and amortization	6,769	6,776	9,728	13,545	20,511
Restructure expense	—	—	72	—	1,269
Other expenses	28,767	26,105	33,348	54,872	62,403
Total operating expenses	100,557	99,632	108,221	200,189	211,925

Income before income taxes	58,231	87,808	79,989	146,039	166,904

Income tax expense	(21,106)	(32,928)	(29,996)	(54,034)	(62,589)

Net income	$37,125	54,880	49,993	92,005	104,315

Earnings per common share:

Net earnings - basic	$0.76	1.13	1.00	1.90	2.08

Net earnings - diluted	$0.76	1.13	0.99	1.89	2.08

Weighted average shares outstanding:

Basic	48,302,779	48,171,317	49,735,398	48,237,411	49,726,099

Diluted	48,488,046	48,363,035	49,934,648	48,425,886	49,923,680

Condensed Consolidated Balance Sheets

	As of	As of	As of
	June 30,	December 31,	June 30,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,228,778	23,948,014	24,746,932
Student loans receivable - held for sale	—	84,987	1,995,869
Cash, cash equivalents, and investments (trading securities)	148,005	327,037	305,778
Restricted cash and investments	675,182	757,285	706,965
Goodwill	117,118	117,118	143,717
Intangible assets, net	37,564	38,712	48,708
Other assets	664,864	620,739	620,054
Total assets	$24,871,511	25,893,892	28,568,023

Liabilities:
Bonds and notes payable	$23,605,413	24,672,472	27,428,772
Other liabilities	277,314	314,787	265,306
Total liabilities	23,882,727	24,987,259	27,694,078

Shareholders' equity	988,784	906,633	873,945

Total liabilities and shareholders' equity	$24,871,511	25,893,892	28,568,023

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.